FOR IMMEDIATE RELEASE

Investor and Media Relations Contact:
Michael J. Veitenheimer
(800) 991-4441
mveitenh@us.bombayco.com

The Bombay Company, Inc. to Restructure Operations

•	Secures $115 Million in DIP Financing
•	Stores will remain open for business as usual
•	Will fund operations, including employee salaries and benefits, and post-petition vendor payments during reorganization process

Fort Worth, Texas, September 20, 2007 – The Bombay Company, Inc. (“Bombay”) (OTCBB: BBAO) today announced that it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code for itself and its U.S. subsidiaries. The filing, which was made in U.S. Bankruptcy Court for the Northern District of Texas, Fort Worth Division, is part of the Company’s efforts to address financial challenges and identify a strategic or financial investor. Bombay’s Canadian operations also will be seeking protection under the Companies’ Creditors Arrangement Act in Canada (“CCAA”).

In addition, the Company filed a variety of “first day motions” to support its employees, vendors, customers and other stakeholders; to obtain interim financing authority and maintain existing cash management programs; to retain legal, financial and other professionals; to support the Company’s reorganization case; and for other relief.

Bombay has taken this action after determining that reorganizing under Chapter 11 is in the best long-term interests of the Company, its employees, customers, creditors, business partners and other stakeholders. During this process, the Company intends to:

•	Conduct business as usual through its retail stores and Internet websites
•	Honor its customer service policies such as returns, exchanges, credits, and its gift card program
•	Pay “post-petition” vendors, suppliers and other business partners for goods and services provided
•	Continue to pay employees’ wages and salaries, offering the same medical, dental, life insurance, disability and other benefits, and to accrue vacation time without interruption

“After considering a wide range of alternatives, this course of action was seen as the best route to help preserve our internationally respected brand while working to secure our future,” said David B. Stewart, Chief Executive Officer of the Company.  “With a tremendous talent pool and an excellent selection of high quality home accessories and furnishings, we are confident that our business will emerge from this process stronger and more competitive.  We are very grateful for the dedication and hard work of all our employees and look forward to providing them with a clear road map for success.”

To help fund its business during the Chapter 11 proceedings, Bombay has secured a commitment for a $115 million debtor-in-possession (DIP) financing facility from General Electric Capital Corporation and GE Canada Finance Holding Company.

Additional information on today’s announcement is available on the Company’s website at www. bombaycompany.com.  Details regarding the Chapter 11 filing can be found at www.txnb.uscourts.gov.

Safe Harbor Statement
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations and payments to vendors and employees in the ordinary course.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain approval of the DIP facility; court approval of the Company’s first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, the Company’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2007 and other filings with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Bombay
The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall decor and furniture through 384 retail outlets and the Internet in the U.S. and internationally.

Further information on The Bombay Company, Inc. can be found on the Company's website at www.bombaycompany.com.
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